AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 26, 2015 (this "Agreement"), by and among Monaker Group, Inc., a Nevada corporation with an address located at 2690 Weston Road, Suite 200, Weston, Florida 33331 ("MONAKER"), AOV Holdings, Inc., a Florida corporation and a direct wholly owned subsidiary of MONAKER ("Merger Sub"), and AlwaysOnVacation, Inc., a Delaware corporation, with an address located at 2303 Camino Ramon, Suite 170, San Ramon, California 94583 ("AOV"), and Jeffrey Idso (the "Representing Party").

WHEREAS, the respective Boards of Directors of MONAKER and Merger Sub have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into AOV, with AOV surviving the Merger, on the terms and conditions set forth herein (the "Merger");

WHEREAS, the Board of Directors of AOV has approved this Agreement, and deems it in the best interest of AOV and its stockholders that it consummate the Merger on the terms and conditions set forth herein and has recommended to the stockholders of AOV that they adopt this Agreement and approve the Merger;

WHEREAS, MONAKER, AOV and the Representing Party desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe various conditions to the Merger; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties intending to be legally bound hereby agree as follows:

ARTICLE I
DEFINED TERMS

In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits and Schedules referenced herein:

"**Action**" means any action, complaint, summons, citation, notice, directive, order, suit, proceeding, actual or potential claim, arbitration, litigation, audit, judgment, letter, inquiry, investigation or other communication from or threatened from any Person or Governmental Entity.

"**Affiliate**" means, as to a Person, any other Person controlling, controlled by or under common control with such first Person. As used in this definition, the term "control" shall mean the power, directly or indirectly, to vote more than 50% of the outstanding voting equity of an entity or the right, directly or indirectly, to designate a majority of the directors of a Person (in the case of a corporation) or the Persons exercising similar functions (in the case of an unincorporated Person).

"**Ancillary Document**" means any writing, certificate, exhibit, schedule, transfer document, statement, list, report, instrument, agreement or other document furnished or delivered in connection with this Agreement.

"**Assets**" means all of the properties, assets, rights, claims, leasehold interests, contracts and goodwill used in the Business, of every kind and character, wherever located, whether real or personal, tangible or intangible, including, but not limited to, the Contracts, Inventory, Intellectual Property, Proprietary Rights, source code, licensing agreements and Real Property and the name AlwaysOnVacation,.

"**AOV Benefit Plan**" is defined in Section 5.18(a).

"**AOV Contracts**" shall mean the Contracts listed on Schedule 5.17(a) hereto.

"**Balance Sheet**" is defined in the definition of "Financial Statements".

"**Benefit Plan**" means any employee benefit plan including (i) any (a) nonqualified deferred compensation or retirement plan or arrangement or superannuation plan; (b) qualified defined contribution retirement plan or arrangement; or (c) qualified defined benefit retirement plan or arrangement, which is an "employee pension benefit plan"; (ii) any "employee welfare benefit plan" or material fringe benefit plan or program; or (iii) any stock purchase, stock option, profit sharing, deferred compensation, welfare, pension, retirement, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement.

"**Business**" means the current business of AOV relating to the AlwaysOnVacation website designed to be a social media and vacation home rental travel platform. This Business will include all supporting products and assets, search engine optimization techniques and rankings created, as well as reseller agreements and intangibles for the Business.

"**Business Day**" means any day other than a Saturday, Sunday or other day on which federally chartered commercial banks in Weston, Florida are authorized by Law to close.

"**Capital Stock**" means in the case of a corporation, its shares of capital stock; (ii) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited); and (iii) any other interest that confers on a Person the right to receive a share of the profits and losses or distribution of assets of the issuing entity.

"**Charter Documents**" means, with respect to any entity, the certificate of incorporation, articles of incorporation, by-laws, constitution, articles of organization or other similar organizational documents of such entity (in each case, as amended).

"**Closing Date**" means on October 30, 2015 or as soon as possible after the waiver or satisfaction of the conditions set forth in this Agreement or at such other time upon which the parties shall agree.

"**Consents**" is defined in Section 5.4(a).

"**Contract**" means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral.

"Disclosure Schedules" means the MONAKER Disclosure Schedule and the AOV and Representing Party Disclosure Schedule.

"Equity Securities" means (i) Capital Stock of MONAKER, and (ii) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding Capital Stock.

"Exchange Act" is defined in Section 4.7.

"Financial Statements" means AOV's financial statements consisting of the balance sheet as of December 31, 2014 and the related statement of income for the 12 month period ended as of December 31, 2014 and the balance sheet as of September 30, 2015 and the related statement of income for the nine month period for the nine months ended September 30, 2015 (the "Balance Sheet" and "Income Statement").

"Governmental Entity" means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

"Indebtedness" means any of the following: (i) any indebtedness, including accrued interest, for borrowed money; (ii) any inter-company debt; (iii) any obligations evidenced by bonds, debentures, notes or other similar instruments; (iv) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business (other than inter-company debt); (v) any obligations as lessee under capitalized leases; (vi) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (vii) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities; (viii) obligations relating to interest rate protection, swap agreements and collar agreements, and obligations arising from the extinguishment of indebtedness (e.g. prepayment penalties); and (ix) any guaranty of any of the foregoing.

"Indemnified Party" means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

"Indemnitor" means any Party from which any Indemnitee is seeking indemnification pursuant to the terms of this Agreement.

"Intellectual Property" means any of the following which are not otherwise excluded in the disclosure schedules of this agreement, and includes (i) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (ii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by copyright law; (iii) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow charts, user manuals and training materials relating thereto and any translations thereof; and (iv) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iii) in any country of the world, including all letters patent, patent applications, provisional patents, design patents, Patent Cooperation Treaty (PCT) filings, invention disclosures and other rights to inventions or designs, all registered and unregistered copyrights in both published and unpublished works, all trademarks, service marks and other proprietary indicia (whether or not registered), trade secret rights, moral rights or other literary property or author's rights, and all applications, registrations, issuances, divisions, continuations, renewals, re issuances and extensions of the foregoing.

"Inventory" means all personal property or goods held for sale or lease or to be furnished under contracts of service and all materials, supplies, parts, work-in-process, finished goods, packaging and other inventories of materials and personal property used or consumed in the operation of the Business.

"Law" or "Laws" means any and all applicable statutes, laws, ordinances, proclamations, regulations, published requirements, orders, decrees, authorizations, licenses, permits and rules of any foreign, federal, state or local government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority, including, without limitation, those covering environmental, tax, energy, safety, health, transportation, bribery, record keeping, zoning, discrimination, antitrust and wage and hour matters, and in each case as amended and in effect from time to time.

"Lien" means with respect to any property or asset, any lien, pledge, claim, charge, security interest, mortgage, adverse claim or other encumbrance of any nature whatsoever.

"Material Adverse Effect" means a material adverse effect on the assets, liabilities, business, operations, prospects or condition (financial or otherwise) of AOV.

"MONAKER's Business" means the business that MONAKER is engaged in, which is to sell Travel, Rewards and Employment products and services for marketing of Travel utilizing online video conversions platforms, mobile apps, MVA services and rewards platforms for travel agents and consumers.

"Party" means any person or entity which is a party to this Agreement.

"Permitted Liens" means (i) Liens securing the payment of current real or personal property, taxes, assessments or other governmental charges or levies which are not yet delinquent, or which are being contested in good faith and as to which adequate reserves have been established; (ii) material men's, mechanics', carriers', workmen's, repairmen's or other like Liens incurred in the ordinary course of business securing obligations or payments not yet due and that do not impact the conduct of AOV or the present proposed use of affected property; (iii) zoning restrictions, easements, licenses, restrictions on the use of Real Property or minor irregularities in title thereto, which do not materially impair, alone or in the aggregate, the use of the property affected thereby in the operation of the Business or the value of such property for the purpose of the Business; and (iv) workers' compensation and unemployment compensation liens for amounts not yet due.

"Person" means a corporation, an association, a partnership, a limited liability company, an organization, a business, any other entity, an individual, a government or political subdivision thereof or a government agency.

"Products" is defined in Section 5.21(a).

"Proprietary Information" means inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, formulas, know-how, source codes, product road maps and other proprietary information and materials.

"Real Property" means all real property, buildings and fixtures owned, leased or used by AOV.

"Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of Hazardous Substances into the Environment.

"Representatives" means with respect to a Person, such Person's directors, managers, officers, employees, investment bankers, attorneys, accountants, financial advisors, consultants and other advisors or representatives.

"SEC Documents" is defined in Section 4.7.

"Subsidiaries" means, with respect to any specified Person, any other Person of which (i) more than 50% of the outstanding Capital Stock is held, directly or indirectly, by such specified Person, or (ii) over which the specified Person has the power, directly or indirectly, to designate a majority of the directors thereof (if such other Person is a corporation) or the individuals exercising similar functions (if such other Person is unincorporated).

"Tax" or "Taxes" means any and all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment compensation, social security, workers' compensation, capital, premium and other taxes, assessments, customs, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, fines, additions to tax or additional amounts with respect thereto.

"Tax Authority" means any Governmental Entity having jurisdiction with respect to any Tax.

"Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

ARTICLE II
THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into AOV in accordance with the Delaware General Corporation Law (the "DGCL"). At the Effective Time, the separate corporate existence of Merger Sub shall cease, and AOV shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of AOV and Merger Sub in accordance with the DGCL and shall become, as a result of the Merger, a direct wholly owned subsidiary of MONAKER.

ARTICLE III
CLOSING

3.1 Closing. Unless this Agreement shall have been terminated pursuant to Section 9.01, the closing of the Merger (the "Closing") will take place at 10:00 a.m., EST, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable

Legal Requirements) of such conditions at such time), unless another time or date is agreed to by the parties hereto. The Closing shall be held at such location as is agreed to by the parties hereto. By agreement of the parties, the Closing may take place by delivery of documents required to be delivered hereby by facsimile or other electronic transmission, including by email attachment.

3.2 Effective Time of the Merger. Upon the Closing, MONAKER and AOV will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the parties in writing and specified in the Certificate of Merger (the time at which the Merger becomes effective is referred to herein as the "Effective Time").

3.3 Effects of the Merger. The Merger shall generally have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of AOV and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of AOV and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

3.4 Certificate of Incorporation and By-laws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

(b) At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

3.5 Directors and Officers of the Surviving Corporation.

(a) The directors of AOV at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation in the Merger until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b) The officers of AOV at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

3.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of holders of any shares of AOV Common Stock or any Capital Stock of Merger Sub:

(a) Cancellation of Certain AOV Capital Stock. Each share of AOV Capital Stock that is owned by AOV ("Cancelled Shares") shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of AOV Common and Preferred Stock. Each issued and outstanding share of AOV Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (other than Cancelled Shares and Dissenting Shares) shall be

converted into the right to receive the number (the "Exchange Ratio") of fully paid and non-assessable shares of MONAKER Common Stock set forth on Schedule 3.6 hereto (such aggregate amount, the "Merger Consideration"). As of the Effective Time, all such shares of AOV Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of AOV Capital Stock (other than Unaccredited Investors) shall cease to have any rights with respect thereto, except the right to receive the Stock Merger Consideration as contemplated by this 06 to be issued or paid in consideration therefor upon the surrender of certificates in accordance with this **Error! Reference source not found.**6, without interest. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, the Company shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of AOV Capital Stock (the "Certificates") whose shares were converted into the right to receive Merger Consideration, (i) a letter of transmittal (which (a) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Company and (b) shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing shares of MONAKER Common Stock. Upon surrender of a Certificate for cancellation to the Company, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Company, the holder of such Certificate shall be entitled to receive in exchange therefor that number of shares of AOV Capital Stock, that such holder has the right to receive pursuant to the provisions of this **Error! Reference source not found.**, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of AOV Capital Stock that is not registered in the transfer records of AOV, the proper number of shares of MONAKER Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of MONAKER Common Stock (or the payment of cash consideration) to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of MONAKER that such tax has been paid or is not applicable. Until surrendered as contemplated by this **Error! Reference source not found.**, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article III. No interest shall be paid or will accrue on the Merger Consideration or any other cash payable to holders of Certificates pursuant to the provisions of this **Error! Reference source not found.**.

(b) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding Capital Stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c) Dissenting Shares.

(i) Notwithstanding anything in this Agreement to the contrary, any shares of AOV Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal

rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive Merger Consideration, and the holder or holders of Dissenting Shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

(ii) Notwithstanding the provisions of Section 1.01(c)(i), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the applicable Merger Consideration in accordance with this Agreement, without interest, upon surrender of the certificate representing such shares.

(d) No Further Ownership Rights in AOV Capital Stock; Closing of Transfer Books. All shares of MONAKER Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this **Error! Reference source not found.**I shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of AOV Capital Stock theretofore represented by such Certificates. As of the Effective Time, the stock transfer books of AOV shall be closed, and there shall be no further registration of transfers on the stock transfer books of AOV of the shares of AOV Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to AOV or MONAKER for any reason, they shall be canceled and exchanged as provided in this **Error! Reference source not found.**, except as otherwise required by law.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by MONAKER, the posting by such Person of a bond in such reasonable amount as MONAKER may direct as indemnity against any claim that may be made against it with respect to such Certificate, MONAKER shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration pursuant to this Agreement.

(f) Adjustments to Prevent Dilution. In the event that AOV changes the number of shares of AOV Capital Stock or securities convertible or exchangeable into or exercisable for shares of AOV Capital Stock, or MONAKER changes the number of shares of MONAKER Common Stock or securities convertible or exchangeable into or exercisable for shares of MONAKER Common Stock, issued and outstanding prior to the Effective Time, in each case as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, exchange or readjustment of shares, or other similar transaction, the Exchange Ratio shall be ratably adjusted; provided, however, that nothing in this Section 1.01(f) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(g) Legends. The shares of MONAKER Common Stock issued as Stock Merger Consideration pursuant to this Agreement will not be registered under the Securities Act or the securities laws of any State, and each certificate evidencing any such shares of MONAKER Common Stock shall bear a restrictive legend substantially in the following form:

> THE SHARES OF COMMON STOCK, PAR VALUE $0.0001 PER SHARE, OF MONAKER, INC., A NEVADA CORPORATION (THE "COMPANY"), EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"),

OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(h) Potential Additional Share Issuance. If on the 60th day after the Closing Date (the "Top Up Date") the value of the MONAKER Common Stock (based on the greater of the closing price of MONAKER's Common Stock on the Top Up Date or the average volume weighted average price (VWAP), as reported by Bloomberg LP for the thirty days prior to the Top Up Date is less than $1,100,000, then MONAKER will issue to Persons that received or are entitled to receive Merger Consideration within five (5) days of the Top Up Date additional "top up" shares in the aggregate amount required to bring the total value of shares to $1,100,000 or to a maximum of 275,000 additional shares of MONAKER common stock (the "Additional Shares"), capping the maximum issuance of shares as Merger Consideration at 550,000, each Person receiving a number of Additional Shares based upon the Exchange Ratio. The Additional Shares together with the Closing Shares being hereinafter referred to as the "Monaker Shares").

Deferred Compensation and Other Issuances. On the Closing Date, an aggregate of 21,624 shares of MONAKER Common Stock shall be issued to Jeffrey Idso and David Chen in consideration of all deferred compensation owed to them by AOV. In addition, on the Closing Date and aggregate of 78,376 shares of MONAKER Common Stock shall be issued to certain employees of AOV as a sign on bonus. For services performed on behalf under the terms of their company employment agreements, from March 5, 2015 through the close of the Sale, Mr. Idso will receive three months of accrued salary paid from cash on hand, totaling $45,000.

ARTICLE IV
REPRESENTATIONS OF MONAKER AND MERGER SUB

MONAKER and Merger Sub represent and warrant to AOV that each statement contained in this Article IV is true and correct, and will be true and correct as of the Closing Date, except as set forth in the disclosure schedule dated and delivered as of the date hereof by MONAKER to Sellers (the "MONAKER Disclosure Schedule"), which is attached to this Agreement. The MONAKER Disclosure Schedule shall be arranged in sections corresponding to each section and subsection of this Article IV.

4.1 Organization and Good Standing. MONAKER is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. MONAKER is duly authorized, qualified, and licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. Neither MONAKER nor Merger Sub is in default under, or in violation of, any provision of its Charter Documents.

4.2 Authority and Enforceability. MONAKER and Merger Sub have the requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery by MONAKER and Merger Sub of this Agreement and/or the Ancillary Documents to which it is a party and the consummation by MONAKER and Merger Sub of the Merger have been duly authorized by all necessary corporate action on the part of MONAKER and Merger Sub. This Agreement and/or the

Ancillary Documents to which it is a party have each been duly executed and delivered by MONAKER and Merger Sub and, assuming due authorization, execution and delivery by AOV and the Representing Party, constitute the valid and binding obligations of MONAKER and Merger Sub, enforceable against them in accordance with their terms, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

4.3 No Conflicts; Authorizations.

(a) The execution and delivery by MONAKER and Merger Sub of this Agreement and/or the Ancillary Documents do not, and the consummation by each of MONAKER and Merger Sub of the Merger will not: (i) violate the provisions of any of the Charter Documents of MONAKER or Merger Sub; (ii) violate any Contract to which MONAKER or Merger Sub is a patty; (iii) violate any Law of any Governmental Entity applicable to MONAKER or Merger Sub; or (iv) result in the creation of any Liens upon any of the assets owned or used by MONAKER or Merger Sub except in each such case where such violation or Lien would not reasonably be expected to impair materially the ability of MONAKER or Merger Sub to perform its obligations under this Agreement or consummate the Merger.

(b) No authorization or order of, registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to MONAKER or Merger Sub in connection with the execution and delivery of this Agreement and the consummation of the Merger except for such authorizations, orders, registrations, declarations, filings and notices the failure to obtain or make which would not reasonably be expected to impair materially the ability of MONAKER or Merger Sub to perform its obligations under this Agreement or consummate the Merger.

4.4 Litigation; Compliance with Law. There is no Action pending or, to MONAKER's or Merger Sub's knowledge, threatened, against MONAKER or Merger Sub that reasonably could be expected to materially adversely affect MONAKER's or Merger Sub's ability to consummate the Merger.

4.5 Ability to Perform Agreement. To MONAKER's, or any AFFILIATE of MONAKER's knowledge, there is no occurrence, event or condition with respect to it that would prevent it from performing this Agreement in all material respects. No solvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors), voluntary or involuntary, affecting the business of MONAKER (other than as a creditor) is pending or is currently being contemplated by MONAKER or is being threatened against MONAKER by any Person. MONAKER has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

4.6 Brokers or Finders. Except as disclosed in Schedule 4.6, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger contemplated by this Agreement based upon arrangements made by or on behalf of MONAKER or any of its Affiliates. In no event shall AOV or the Representing Party, except as disclosed in Schedule 4.6, owe any such brokerage, finder's or other fee or commission to any such broker, finder, or investment banker of MONAKER's, or any of MONAKER's Affiliates.

4.7 SEC Documents. MONAKER has filed on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), including material filed pursuant to Section 13(a) or 15(d) (the "SEC Documents"). As of their respective

dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated there under and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.8. Title to the Monaker Shares. The Monaker Shares to be issued as the Merger Consideration hereunder have been duly authorized by all necessary corporate action and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable. In addition, when issued, the Monaker Shares will be free and clear of all liens, claims, charges, security interests or agreements, pledges, assignments, covenants, restrictions or other encumbrances created by, or imposed by, Monaker.

4.9

ARTICLE V
AOV AND REPRESENTING PARTY REPRESENTATIONS

AOV and the Representing Party, jointly and severally, represent and warrant to MONAKER that the statements contained in this Article V are true and correct, except as may be set forth in the disclosure schedule dated and delivered as of the Closing Date by AOV and the Representing Party to MONAKER (the "AOV Disclosure Schedule"), which is attached to this Agreement. The AOV Disclosure Schedule shall be arranged in sections corresponding to each section and subsection of this Article V.

5.1 Organization and Good Standing.

(a) AOV is a corporation duly organized, validly existing and in good standing under the applicable Laws of Delaware. AOV has all requisite power to own, lease and operate its properties and to carry on the Business as currently conducted. AOV is duly authorized, qualified and licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. Schedule 5.1 contains a true and complete list of each jurisdiction in which AOV is qualified to do business and each jurisdiction in which it has Assets, employees, consultants or conducts the Business.

(b) AOV previously has delivered to MONAKER true and complete copies of the Charter Documents of AOV as presently in effect. AOV is not knowingly in default under, or in violation of, any provision of its Charter Documents.

(c) Schedule 5.1(c) sets forth all of the subsidiaries of AOV and AOV's ownership percentage of each entity. Each subsidiary is duly authorized, qualified and licensed to do business in each jurisdiction in which it conducts any business.

5.2 Capitalization. There are no securities of AOV outstanding on the date hereof other than the securities outlined in Schedule 5.2. Schedule 5.2 sets forth the current ownership of AOV. The authorized Capital Stock of AOV consists of Voting Common and Series A, B, C, and D Preferred Stock, of which 21,889,835 are issued and outstanding (herein, the "Shares"). The Shares have been duly authorized and validly issued and are fully paid and non-assessable and represent all of the outstanding shares of AOV on the date hereof. Schedule A attached hereto sets forth a true and complete history of the issuance and cancellation, where applicable, of all the shares of Capital Stock of AOV and the share

certificates evidencing same, which have heretofore been issued by AOV. There are no securities of AOV outstanding that contain anti-dilution or similar provisions that will be triggered by the Merger. There are no outstanding preemptive, conversion or other rights, or agreements granted or issued by or binding upon AOV for the purchase or acquisition of any shares of AOV's capital stock, including, without limitation, the Shares. Upon consummation of the Merger, all warrants, options, convertible notes and all other convertible securities of AOV will be terminated. Each holder of the Shares is an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3). Except for the subsidiaries set forth in Schedule 5.1(c), AOV does not hold any equity interest in any other entity. There are no agreements for the registration of any outstanding shares of AOV's common stock.

5.3 Authority and Enforceability. AOV and the Representing Party have the requisite power and authority to enter into this Agreement and for AOV to consummate the Merger. The Representing Party has the full capacity, power and authority to enter into this Agreement and the other agreements contemplated hereby to which each is a party and to consummate the Merger contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and hereof. The execution and delivery by AOV, and Representing Party of this Agreement and any Ancillary Documents and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of AOV and the Representing Party, as applicable, and no further authorization or approval, subject only to approval of the stockholders or directors of AOV or of governmental bodies or otherwise is necessary to fully authorize the execution, delivery and performance of this Agreement by AOV and the Representing Party. The affirmative vote of (i) a majority of the issued and outstanding shares of AOV Common Stock and AOV Preferred Stock (on an as-converted to AOV Common Stock basis), voting together as a single class, and (ii) a majority of the issued and outstanding shares of each class of AOV Preferred Stock, voting together as single classes are the only votes of the holders of any class or series of AOV Capital Stock necessary to adopt this Agreement, approve the Merger and consummate the Merger, waive the liquidation provisions of the AOV Charter Documents applicable to shares of AOV Preferred Stock, and approve the other transactions contemplated hereby (collectively, the "AOV Stockholder Approval").This Agreement has been duly executed and delivered by AOV and the Representing Party and constitutes the valid and binding obligations of AOV and the Representing Party, respectively, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

5.4 No Conflicts; Authorizations.

(a) The execution and delivery of this Agreement by each of AOV and the Representing Party does not, and the performance by each of their respective obligations hereunder, and the consummation by each of the Merger (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly: (i) violate the provisions of any of the Charter Documents of AOV; (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights or require a consent to assignment or change of control, under any Contract (A) to which (B) of which AOV or the Representing Party is a beneficiary; or (C) by which AOV or the Representing Party any, or any of their respective material Assets is bound; (iii) subject to AOV Stockholder Approval, violate or conflict with any Law applicable to AOV or the Representing Party , or any of their respective Assets, or give any Governmental Entity or other Person the right to challenge any portion of the Merger or to exercise any remedy or obtain any relief under, or revoke, cancel, terminate or otherwise modify any rights held under, any such Law; or (iv) result in the creation of any Liens, other than Permitted Liens, upon any of the Assets owned or used by the Company, unless such Asset is an Excluded Asset. Schedule 5.4 sets forth and enumerates all notices, authorizations, consents, licenses, permits, waivers, assignments and other approvals and actions that are

necessary or advisable in connection with the execution and delivery by AOV and the Representing Party of this Agreement and the consummation by AOV and the Representing Party the Merger, under any Law or Contract to which AOV or the Representing Party is a party or to which AOV's the Assets are subject (collectively, "Consents") and the consummation of the Business after the consummation of the Merger.

(b) No authorization consent or order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to AOV or by the Representing Party in connection with the execution and delivery by AOV of this Agreement or the consummation by the Company of the Merger.

5.5 Financial Statements/Internal Accounting Controls.

(a) Schedule 5.5 includes true, correct and complete copies of the Financial Statements and Accrued Expenses and Accounts Payable as of October 24, 2015. The Financial Statements are true and correct and complete throughout the periods involved and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. The Financial Statements are based on the books and records of AOV and fairly present the financial condition of AOV as of the respective dates they were prepared and the results of the operations of AOV for the periods indicated therein. The Financial Statements have not been rendered untrue, incomplete or unfair as representations of the financial condition or results of operations of AOV by the subsequent discovery of events or occurrences which should have been reflected in such Financial Statements.

(b) AOV maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability. AOV has established disclosure controls and procedures for ·AOV and designed such disclosure controls and procedures to ensure that material information relating to AOV is made known to their officers by others. The officers of AOV have evaluated the effectiveness of AOV's controls and procedures. Since the date of September 30, 2015, there have been no changes in AOV's internal controls or other factors that could significantly affect AOV Companies' internal controls.

(c) Except as set forth in Schedule 5.5, the Financial Statements and Accrued Expenses and Accounts Payables reflect all material debts, liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured of AOV. All reserves shown or incorporated in the Financial Statements are reasonable to provide or losses thereby contemplated. Except as set forth in the Financial Statements, neither the Business nor the Assets are liable upon or with respect to, subject to or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, liability or obligation of any other Person and there is no basis for the assertion of any such claim or liability.

5.6 Title to Assets.

(a) Except as otherwise disclosed herein, AOV has good and marketable title to all of the Assets. The Assets, are the only assets necessary for the operation of the Business.

(b) Except as set forth on Schedule 5.6, none of such Assets, or the use thereof: (i) is subject to any easements or restrictions or to any mortgages, liens, pledges, charges, encumbrances or encroachments, or to any rights of others of any kind of nature whatsoever other than Permitted Liens; (ii) encroaches or infringes on the property or rights of another; or (iii) contravenes any applicable law or ordinance or any other administrative regulation or violates any restrictive covenant or any provision of law. There are no agreements or arrangements between AOV or the Representing Party, and any third person which have any effect upon AOV's title to or other rights respecting the Assets. Further, and not in limitation of any of the foregoing provisions of this Section 5.6, except as described in Schedule

(i) AOV has the sole and exclusive right to produce and market its products and conduct its business as heretofore conducted and has the full right and power to transfer the Assets;

(ii) AOV has the exclusive right to bring actions for the infringement of, and AOV has taken all actions and made all applicable applications and filings pursuant to relevant Federal, state and local law required to perfect and protect their interest and proprietary rights in, all of the Assets;

(iii) AOV has no present or future obligation or requirement to compensate any person with respect to any of the Assets, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of the Assets, herein;

(iv) the ownership, production, marketing, license, lease, use or other disposition of any product or service presently being licensed or leased by AOV to any person does not and will not violate any license or agreement of AOV with any person infringe any right of any other person;

(v) there are no express or implied warranties outstanding with respect to any products or any services provided by the Representing Party and/or AOV;

(vi) except for the Representing Party, none of the present or former employees of AOV own directly or indirectly, or has any other right or interest in, in whole or in part, any of the Assets; and

(vii) the Assets, constitute all such rights and assets necessary for AOV to conduct its business as now conducted.

5.7 Inventory and Current Products. All Inventory, of AOV is of a quality, quantity and condition reasonably useable or saleable in the ordinary course of business, and consistent with past practices. Except as reserved consistent with past practices or as set forth on Schedule 5.7, none of such Inventory is obsolete and no write-down of such Inventory has been made or should have been made in the period since the date of the Balance Sheet. The quantities of Inventory are not excessive and are reasonable in the present circumstances of AOV. All work-in-process and finished goods Inventory is free of any defect or other deficiency. All of such Inventory is located at the facilities of AOV or in cloud services used by AOV in the regular course of their Business and no inventory is held on a consignment basis. AOV owns its Inventory free and clear of all Liens other than Permitted Liens. Schedule 5.7 sets forth a list of all Products being developed, manufactured, marketed or sold by AOV as of the Closing Date, except for any Products specifically excluded under the disclosures herein, or otherwise owned by the Representing Parties and which are reasonably unrelated to the Business as it stands on the Closing Date.

5.8 Accounts Receivable. The accounts receivable of AOV as of the Closing Date are: (i) valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; (ii) not subject to valid defenses, set-offs or counterclaims; and (iii) collectible after billing at the full recorded amount thereof in each case consistent with past practices and are owned by AOV free and clear of all Liens other than Permitted Liens.

5.9 Taxes.

(a) All Tax Returns required to have been filed by or with respect to AOV have been duly and timely filed with the appropriate Tax Authority, and each such Tax Return correctly and

completely reflects liability for Taxes and all other information required to be reported thereon. All Tax Returns have been properly and accurately compiled and completed in all material respects, fairly present the information purported to be shown therein, and reflect in all material respects all liabilities for the applicable Taxes for the periods covered by such Tax Returns. All Taxes owed by AOV (whether or not shown on any Tax Return) have been timely paid in full on or before their due date. AOV has adequately provided for, in its books of account and related records, liability for all unpaid Taxes, including, but limited to, current Taxes not yet due and payable.

(b) There is no Action currently proposed, threatened or pending against, or with respect to, AOV or the Assets in respect of any Taxes or Tax Return. No issue has been raised in writing in any Tax examination with respect to AOV which could result in liability for Taxes for AOV for any period. AOV is not the beneficiary of any extension of time within which to file any Tax Return, nor has AOV made (or caused to be made on its behalf) any requests for such extensions. No claim is pending or threatened by a Governmental Entity in a jurisdiction where AOV does not file Tax Returns that AOV is or may be subject to taxation by such jurisdiction or that AOV must file Tax Returns. Except as set forth in Schedule 5.9, AOV has not conducted business in any country other than the U.S. to the extent that AOV obligated to pay Taxes in such country. There are no Liens encumbering any of the Assets of any AOV with respect to Taxes (except where such Lien arises as a matter of Law prior to the due date for paying the related Taxes, or except where such are Permitted Liens).

(c) AOV has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d) AOV has delivered to MONAKER correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by AOV since year 2012 AOV has not waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e) AOV has not received (and is not subject to) any ruling from any Tax Authority or has entered into (or is subject to) any agreement with a Tax Authority. AOV has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax.

(f) AOV is not a party to any Tax allocation or sharing agreement, or other agreement relating to the allocation or sharing of, or liability or indemnification for, Taxes between AOV and any other Person. AOV does not have liability for the Taxes of any Person AOV is not a party to any joint venture, partnership or other arrangement that is, or could be, treated as a partnership for federal income tax purposes.

5.10 Compliance with Law.

(a) AOV has complied in all material respects with every, and is not in violation of any, applicable Law to which AOV or the Business or Assets are or have been subject, other than a *de minimis* violation such as a parking ticket or similar minor violation or offense. No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice, or both) may result in a violation of, conflict with or the failure on the part of AOV to comply with, any applicable Law. Neither AOV nor either of the Representing Parties has received actual notice regarding any violation of, conflict with or failure to comply with any applicable Law by, or which may affect AOV, the Business or Assets. No investigation or review by any Governmental Entity with respect to AOV is pending or known to be threatened.

(b) Neither AOV or, to the knowledge of the Representing Party or any director, officer, agent, employee or other person acting on behalf of AOV has, in the course of its, his or her actions for, or on behalf of, AOV (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity or (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee or Governmental Entity from corporate funds. AOV carries on and conducts, and has carried on and conducted at all times, the Business in compliance with all Laws governing international business activities AOV's Assets have not been, are not, and will not be derived from or commingled with proceeds of any activities that are proscribed by the Foreign Corrupt Practices Act and other Laws relating to bribery or corruption, and were not procured or obtained through any payments to or for the benefit of officials of any Governmental Entity or to any other Person, regardless of the form, whether in money, property or services, to obtain favorable treatment in obtaining, retaining or directing business or to obtain special concessions or to pay for favorable treatment for business secured or for special concessions already obtained. Neither AOV nor the Representing Party is currently nor has it been within the past five years, the target of any inquiry, investigation, settlement, plea agreement or enforcement Action by any Governmental Entity involving an alleged or suspected violation of any Laws governing international business activities, including export control laws, trade and economic sanctions, no "fair price", "moratorium", "control share acquisition", "interested stockholder", "business combination" or other similar anti-takeover statute or regulation enacted in is applicable to AOV, or the Merger.

5.11 Licenses and Permits.

(a) AOV owns, holds or lawfully uses in the operation of the Business all licenses, permits, consents and authorizations (international, federal, state and local) which are necessary for it to conduct the Business as currently conducted or for the ownership and use of the Assets, owned or used by AOV in the conduct of the Business, free and clear of all Liens, other than Permitted Liens. No Person, other than the Representing Party, is known to own or have any proprietary, financial or other interest (direct or indirect) in any such licenses, permits, consents and authorizations (international, federal, state and local). All such licenses, permits, consents and authorizations (international, federal, state and local) are valid and in full force and effect, are listed on Schedule 5.11, and none will be terminated or impaired or become terminable or impaired as a result of the Merger.

(b) No event has occurred and to the knowledge of AOV or the Representing Party no circumstances exist that (with or without the passage of time or the giving of notice, or both) may result in a violation of, conflict with, failure on the part of AOV to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of, any license, permit, consent or authorization (international, federal, state and local). AOV is not in default or violation of, and neither AOV nor the Representing Party has received notice regarding any claim of default or violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any license, permit, consent or authorization (international, federal, state and local).

5.12 Title to Personal Properties.

(a) Schedule 5.12 sets forth a true and complete list of all the personal property, and assets, which are owned, leased or used by AOV as of the Closing Date with a current book value in excess of $5,000, specifying whether and by whom each such Asset is owned or leased and, in the case of leased Assets, indicating the parties to, execution dates of, and annual payments under, such lease.

(b) With respect to personal property Assets, that are owned, including all Assets reflected as owned on the Balance Sheet, (other than inventory sold in the ordinary course of business since the date thereof), AOV has good and valid title to all such Assets, free and clear of all Liens other than Permitted Liens.

(c) With respect to personal property Assets that are leased, AOV has a valid leasehold interest in such leased Assets and all such leases are in full force and effect and constitute valid, binding and enforceable obligations of the parties thereto, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies. AOV is not in breach of any of the terms of any such lease except as otherwise would not have a Material Adverse Effect on AOV.

(d) Other than holders of Permitted Liens (solely to the extent of such Permitted Liens) and lessors of leased Assets (solely to the extent of their interest in such leased Assets), no Person has any interest in any equipment or other tangible Assets used in the Business.

5.13 Condition and Sufficiency of Assets. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and Assets, which are owned, leased or used by AOV have been properly maintained and serviced, are in good operating condition and repair (subject to normal wear and tear given the use and age of such Assets), are usable in the ordinary course of business and conform, in all material respects to all Laws relating to their construction, use and operation. The tangible and intangible Assets, owned by AOV constitute all the Assets and properties necessary or advisable to permit AOV, from and after the Closing, to conduct the Business in the same manner as AOV have conducted such Business in the past or as currently contemplated.

5.14 Intellectual Property.

(a) Other than the domain names and trademarks listed on Schedule 5.14(a) hereto and the licenses and other agreements listed in Schedule 5.14(b), neither AOV nor Representing Party owns nor licenses any Intellectual Property that is used in or necessary for the Business as it is currently conducted. AOV owns the entire right, title and interest in and to all its Intellectual Property, free and clear of all Liens other than Permitted Liens.

(b) Schedule 5.14(b) lists all licenses, sublicenses and other agreements pursuant to which a third party authorizes AOV to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into the Products of AOV and, with respect to each license, whether the license is exclusive or non-exclusive and its term.

(c) Schedule 5.14(c) lists all licenses, sublicenses and other agreements pursuant to which AOV authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any of its Intellectual Property or pursuant to which AOV grants rights to use or practice any rights under

any Intellectual Property owned by a third party and, with respect to each license, whether the license is exclusive or non-exclusive and its term.

(d) The Intellectual Property of AOV, constitutes all the Intellectual Property used in or necessary for the operation of the Business as currently conducted, and, other than as set forth on Schedule 5.14(d) with respect to those licenses that cannot be transferred, all Intellectual Property will be transferred to MONAKER and remain in full force and effect upon the consummation of the Merger.

(e) All registration, maintenance and renewal fees related to AOV's Intellectual Property and any other certifications, filings or registrations that are included in its Intellectual Property that are currently due have been paid up to the Closing Date, and all documents and certificates related to such Intellectual Property have been filed with the relevant Governmental Entity for the purposes of maintaining such Intellectual Property. All of AOV's Intellectual Property is, and will continue to be after the Closing Date, valid, in good standing, held in compliance with all applicable legal requirements and enforceable by AOV.

(f) AOV owns or has legal right to use all of its Intellectual Property, free and clear of all Liens, except for Permitted Liens. There are no challenges, oppositions or cancellation or interference proceedings (or any basis thereof) with respect to the validity or enforceability of AOV's Intellectual Property. Schedule 5.14(f) lists all trademark filings, if any, made or registered by AOV before any Governmental Entity and the status of any Actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to AOV's Intellectual Property, including the due date for any outstanding response by AOV in such Actions. Neither AOV nor the Representing Party has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of AOV's Intellectual Property.

(g) To the knowledge of AOV and the Representing Party none of the Products or services currently or formerly developed, manufactured, sold, distributed, provided, shipped or licensed by AOV, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property rights of any third party. AOV 's Intellectual Property has not infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property of a third party. Neither AOV nor the Representing Party has received any communication alleging that AOV or any of its Products, services, activities or operations infringe upon or otherwise unlawfully uses any Intellectual Property of a third party nor is there any basis for any claim of infringement or unlawful use. No Action has been instituted or threatened relating to any intellectual Property formerly or currently used by AOV. No Person has infringed or is infringing any Intellectual Property rights of AOV or has otherwise misappropriated or is otherwise misappropriating or unlawfully using AOV's Intellectual Property.

(h) With respect to AOV's Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others, AOV has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by AOV. Without limiting the generality of the foregoing, the Proprietary Information of AOV is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than in the usual course of business disclosure to third parties reasonably necessary for the operation of the Business and who are themselves obligated to maintain the confidentiality of AOV, such as accountants, attorneys, and other select vendors and service providers which have a confidential business relationship with AOV. Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by or pertaining to AOV has been pursuant to the terms of a binding written confidentiality agreement or legal privilege. True and

complete copies of all confidentiality agreements and any amendments thereto have been delivered to MONAKER. AOV is, and, to AOV's and the Representing Party's knowledge, all other parties thereto are in compliance with the provisions of the confidentiality agreements. AOV is in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized AOV to use, Proprietary Information owned by such third party.

(i) All current and former employees, consultants and contractors of AOV have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of AOV's Intellectual Property, and have provided valid written current assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for AOV. True and complete copies of all such agreements have been delivered to MONAKER.no such current or former employee, consultant or contractor or any other Person has any right, claim or interest in or to AOV's Intellectual Property.

(j) All Intellectual Property that has been distributed, sold or licensed to a third party by AOV that is covered by a representation or warranty conformed to or conforms to, and performed or performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of AOV for the time period during which such representations and warranties apply.

(k) The execution and delivery by AOV and the Representing Party of this Agreement does not, and the consummation by AOV and the Representing Party of the Merger (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of AOV's Intellectual Property, or give rise to any right of any party to terminate or reprise or otherwise renegotiate AOV's rights to own any of its Intellectual Property or its rights under any license, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

5. 15 Absence of Certain Changes or Events. Except as otherwise set forth on the Schedule 5.15, since September 30, 2015:

(a) There has been no event, occurrence, or fact, or any series of events, occurrences, or facts that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) AOV has not amended or changed its Charter Documents;

(c) AOV has not declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Securities or any other security;

(d) AOV has not split, combined or reclassified any Equity Securities or other security, or issued, or authorized for issuance, any Equity Securities or other security;

(e) AOV has not altered any term of any outstanding Equity Securities or other security;

(f) AOV has not (i) increased or modified the compensation, including salary, bonuses, royalty, commissions or deferred compensation or benefits payable or to become payable by AOV to any of its current or former directors, managers, employees, contractors or consultants; (ii) increased or modified any Benefit Plan, payment or arrangement made to, for or with any current or former directors,

managers, employees, contractors or consultants of AOV; (iii) entered into any employment, severance or termination agreement; or (iv) entered into any agreement or arrangement with any of its current or former directors, managers, employees, contractors or consultants providing any form of signing or stay on bonus or compensation;

(g) Other than the sale of inventory in the ordinary course of business, AOV has not sold, leased, transferred or assigned any of its Assets;

(h) AOV has not created or assumed any Lien on any Asset, except for Permitted Liens;

(i) AOV has not made any material loan, advance or capital contribution to, or investment in, any Person;

(j) AOV has not entered into any Contract other than in the ordinary course of business;

(k) other than in the ordinary course of business (i) no material Contract has been terminated or cancelled; (ii) no rights under any material Contract have been waived or accelerated; and (iii) no material Contract that would be required to be listed as a. Contract pursuant to Section 5.17 if such Contract were in effect on the Closing Date, has been terminated or cancelled;

(l) AOV has not sold, transferred, pledged or assigned, and there has been no reduction in the value of, any of its Intellectual Property;

(m) There has not been any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of AOV;

(n) There has not been any violation of or conflict with any Law to which the Business or Assets of AOV are subject;

(o) Neither AOV nor the Representing Party has agreed or entered into any arrangement to take any action which will result in any representation or warranty set forth in this Article V being untrue or incorrect on the Closing Date;

(p) There has not been any damage, destruction or loss with respect to the Assets of AOV, whether or not covered by insurance;

(q) Neither AOV nor the Representing Party has made any material change in accounting policies or practices;

(r) Neither the Representing Party nor any officers or employees material to the ongoing operation of AOV has left or given notice he or she intends to leave AOV;

(s) Neither AOV nor the Representing Party has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes;

(t) Neither AOV nor the Representing Party has settled any material Action;

(u) Neither AOV nor the Representing Party has agreed, whether in writing or otherwise, to do any of the foregoing.

5.16 Contracts.

(a) Except as set forth on Schedule 5.16, or except for *de minimis* agreements which are not necessary for the ongoing operation of the Business such as office refuse maintenance agreements and the like, AOV is not a party or is subject to, or its Assets, are bound by any (herein, the "AOV Contracts"):

(i) Contract for the purchase by AOV of materials, supplies, goods, services, equipment or other Assets;

(ii) Contract for the sale by AOV of materials, supplies, goods, services, equipment or other Assets or that requires AOV to purchase its total requirements of any product or service from a third party;

(iii) Employment, consulting, shareholders agreement, termination or severance Contract, other than any such Contract that is terminable at-will by AOV without liability to AOV;

(iv) Contract containing noncompetition, non-solicitation or confidentiality covenants restricting AOV (including geographic restrictions);

(v) Partnership, joint venture or similar Contract;

(vi) Distribution, dealer, marketing, consultant, representative or sales agency Contract:

(vii) Maintenance Contract pursuant to which AOV is rendering or responsible for providing maintenance services, other than ordinary customer maintenance services previously disclosed to MONAKER;

(viii) Contract evidencing an obligation to purchase, sell, lease or sublease personal property or Real Property;

(ix) Guaranty, surety or contribution Contract or any Contract that provides for the indemnification by AOV of any Person, the undertaking by AOV to be responsible for consequential damages or the assumption by AOV of any Tax, environmental or other liability;

(x) Contract with any Governmental Entity;

(xi) Note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or any undertaking of the Indebtedness or Liability of any other Person;

(xii) Contract for any capital expenditures or leasehold improvements;

(xiii) Contract that grants any distribution rights either to or from AOV in any market, field or territory; of any business (whether by merger, sale of stock,

(xiv) Contract that relates to the acquisition or disposition sale of Assets or otherwise);

(xv) License, sublicense, royalty or similar agreements;

(xvi) Collective bargaining Contract or other Contract with any labor organization, union or association;

(xvii) Contract that contains exceptional or unusual terms or conditions or is not made at arm's length and in the best interest of AOV; or

(xviii) Contract that is otherwise material to AOV and not previously disclosed pursuant to this Section 5.16.

(b) The AOV Contracts are, in full force and effect and are in all material respects valid and binding obligations of the parties thereto, enforceable in accordance with their terms, and no defenses, off sets or counterclaims have been asserted or, to the knowledge of AOV and the Representing Party, may be made by any party thereto, nor has AOV waived any right there under. AOV's rights and obligations under all AOV Contracts to be assigned hereby to MONAKER are assignable as contemplated by this Agreement and will be duly and validly assigned to MONAKER on the Closing Date; such assignment will not give rise to the ability of any other party to such agreements to terminate such agreements or to otherwise modify the rights and obligations there under; and such assignments will not result in any liability being imposed on MONAKER other than to perform its assumed obligations under such agreements after the Closing.

(c) AOV and, to the knowledge of the Representing Party, no other party thereto, is in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any AOV Contract, and AOV has not given or received notice to or from any Person relating to any such alleged or potential default that has not been fully cured. No event has occurred which (with or without the giving of notice or lapse of time, or both) may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any AOV Contract.

(d) Except as set forth in the Schedule 5.16, neither AOV nor the Representing Party is required to obtain any Consent under any of the AOV Contracts in connection with the execution and delivery by AOV of this Agreement or the consummation of the Merger.

(e) The Representing Party has delivered true and complete copies of each AOV Contract to MONAKER.

5.17 Litigation. Except as set forth on Schedule 5.17, there is no Action by any Person or Government Authority: (i) pending or to the knowledge of AOV or the Representing Party threatened against or affecting AOV or its Assets, AOV or the Representing Party; (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger; (iii) that could have the effect of restraining or prohibiting MONAKER's ownership or operation (or that of its Subsidiaries or Affiliates) of all or any portion of the Business or Assets of AOV; or (iv) that could compel MONAKER or its Affiliates to dispose of or hold separate all or any material portion of the Business or Assets of AOV. No event has occurred or

circumstances exist that may give rise or serve as a basis for any such Action. There is no Action against any current or former director, officer or employee of AOV with respect to which AOV has or is reasonably likely to have an indemnification obligation. There is no unsatisfied order, judgment, penalty or award against or affecting AOV or any of its Assets. All prior actions and claims in an amount in excess of $5,000 against AOV have been settled.

5.18 Employee Benefits.

(a) Schedule 5.18(a) sets forth a true and complete list of all Benefit Plans sponsored, maintained or contributed to or required to be contributed to AOV for the benefit of any present or former directors, employees, contractors or consultants of AOV (each a "AOV Benefit Plan"). AOV has no intent or commitment to create any additional Benefit Plans or amend any of its Benefit Plans.

(b) AOV and the Representing Party have delivered to MONAKER true and complete set of copies of (i) all AOV Benefit Plans and related trust agreements, annuity contracts, other funding instruments, and all other material Contracts and agreements, including third party administration agreements and service agreements, maintained in connection with the operation of AOV Benefit Plans; and (ii) any summaries of material modification, if any, concerning AOV Benefit Plans.

(c) Each AOV Benefit Plan has been, to maintained, operated and administered in all material respects in accordance with such AOV Benefit Plan's respective terms, and in compliance with all applicable laws.

(d) With respect to each AOV Benefit Plan, there are no Actions, (other than routine claims for benefits in the ordinary course) pending or threatened against any such AOV Benefit Plan, AOV or any trustee or agent of any such AOV Benefit Plan.

(e) Full payment has been made of all amounts which AOV was required to have paid as a contribution to any AOV Benefit Plan as of the last day of the most recent fiscal year of each AOV Benefit Plan ended prior to the Closing Date.

(f) Each AOV Benefit Plan is, and its administration is and has been during the six-year period preceding the Closing Date, in compliance with, and AOV has not received any claim or notice that any such AOV Benefit Plan is not in compliance with, all applicable Laws.

(g) AOV is not in default in performing any of its contractual obligations under any of AOV Benefit Plans or any related trust agreement or insurance contract.

(h) There are no outstanding liabilities of any AOV Benefit Plan other than liabilities for benefits to be paid to participants in any AOV Benefit Plan and their beneficiaries in accordance with the terms of such AOV Benefit Plan.

(i) AOV has the right under the terms of each AOV Benefit Plan and under applicable Law to amend, revise, merge or terminate such plan (or its participation in such plan) or transfer the Assets of such plan to another arrangement, plan or fund at any time exclusively by action of AOV, and no additional contributions would be required to properly effect such termination.

(j) No AOV Benefit Plan provides benefits to any individual after termination of employment.

(k) The consummation of the Merger will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of AOV to severance pay, unemployment compensation (except for any unemployment compensation an employee is entitled to as a result of termination of such employee by MONAKER or its affiliates after the closing date of this Agreement) or any other payment; and (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such director, employee, contractor or consultant or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person.

(l) With respect to each AOV Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid as of the Closing Date under such insurance policy have been paid, and, as of the Closing Date, there are no liabilities of AOV under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

(m) AOV has no duty or obligation to indemnify or hold another Person harmless for any liability attributable to any acts or omissions by such Person with respect to any AOV Benefit Plan.

5.19 Labor and Employment Matters.

(a) All directors, officers, employees, contractors and consultants of AOV may be removed or terminated by AOV at any time with or without cause, but only for reasons not prohibited by and otherwise consistent with federal, state and local Law and without any severance or other liability to AOV or MONAKER.

(b) AOV is not a party or subject to any labor union or collective bargaining agreement. There are no pending or threatened labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any Actions which involve the labor or employment relations of AOV. There is no unfair labor practice, charge or complaint pending, unresolved or, threatened before any governmental agency. No event has occurred or circumstance exists that may provide the basis of any work stoppage or other labor dispute.

(c) AOV has complied with each, and is not knowingly in violation of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no violations of any other Law with respect to the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. AOV has filed and/or posted all reports, information and notices required under any Law with respect to the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file all such reports, information and notices required by any Law to be given prior to the Closing. AOV has maintained all records required by any applicable Law.

(d) AOV has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay and bonuses.

(e) AOV is not a party to any Contract which restricts AOV from relocating, closing or terminating any of its operations or facilities or any portion thereof. The consummation of the Merger will not create liability for any act by AOV on or prior to the Closing under any other Law respecting reductions in force or the impact on employees of plant closings or sales of businesses. If AOV does not

continue to occupy such facilities and perform its obligations under such lease, AOV may be in breach of such lease.

(f) Except as set forth on Schedule 5.19(f), no Person that was engaged by AOV as an independent contractor or in any other non-employee capacity can or will be characterized or deemed to be an employee of AOV under applicable Law for any purpose whatsoever including, without limitation, for purposes of federal, state and local income taxation, workers' compensation, unemployment insurance and eligibility for AOV's group benefit.

(g) Except as set forth on Schedule 5.19(g),there are no covenants, agreements or restrictions, included but not limited to, employment agreements not to compete, prohibiting, limiting or in any way restricting any employee of AOV from engaging in any type of business activity in any location. To the knowledge of AOV and the Representing Party, no employee, consultant or contractor of AOV has been, is or will be, by performing services for AOV, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition or other restrictive covenant or agreement as a result of such employee's, consultant's or independent contractor's employment by or contract with AOV or any services rendered by such employee, consultant or independent contractor.

5.20 Insurance.

(a) Schedule 5.20 sets forth (i) a true and complete list of each insurance policy and fidelity bond which covers AOV and the Business and Assets, its directors, and employees and (ii) a list of all pending claims and the claims history for AOV during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. Schedule 5.20 describes any self-insurance arrangement by or affecting AOV and the Joss experience for all claims that were self-insured in the current year and the preceding three years.

(b) All such insurance policies are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to AOV following the Merger. Such policies provide adequate insurance coverage for AOV and the Business, Assets, directors, and employees and are sufficient for compliance with all Laws and Contracts to which AOV is a party or by which it is bound.

(c) All premiums due under such policies have been paid in full or, with respect to premiums not yet due, accrued. Neither AOV nor the Representing Party has received a notice of cancellation of any policy or of any changes that are required in the conduct of the Business as a condition to the continuation of coverage under or renewal of any such policy. There is no existing default or event which (with or without the giving of notice or lapse of time, or both) would constitute a default under any policy or induce any insurer to terminate or cancel any such policy. Neither AOV nor the Representing Party has knowledge of any threatened, or any basis for, termination of, or material premium increase with respect to any such policy and none of such policies provides for retroactive premium adjustments.

5.21 Product Warranty.

(a) There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed ("Products"), or any services rendered, by AOV beyond that set forth in the standard conditions of sale or service or

written warranty provided upon sale of a Product (which have been provided to MONAKER), except as identified in Schedule 5.21.

(b) All Products that have been or are being tested, developed, labeled, stored, promoted, distributed, manufactured, sold and/or marketed by AOV have been and are being tested, developed, labeled, stored, promoted, distributed, manufactured, sold and/or marketed in compliance with all Product specifications, all express and implied warranties and all requirements under applicable Law.

(c) There are no design, manufacturing or other defects, latent or otherwise, with respect to any Product and such Products are not toxic when used in accordance with their intended use. Each Product that has been manufactured, sold, distributed, provided, shipped or licensed contained all warnings required by applicable Law and such warnings have been in accordance with reasonable industry practice.

(d) AOV has no material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Product. Neither AOV nor any of its suppliers have committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability, product defect or liability for breach of warranty in excess of $10,000 (whether covered by insurance or not) on the part of AOV with respect to any Product.

(e) Neither AOV nor any of its suppliers has voluntarily made, or been required by any Governmental Entity to make, any recall of, or suspend or discontinue, any Product. There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action with respect to a recall, suspension or discontinuance of any Product. Since December 31, 2007, there have been no inspections, inspection reports or other written correspondence from any Governmental Entity that asserts or alleges that the operation of AOV is or was not or may not be in compliance with any applicable Laws or regulatory requirement.

(f) The Financial Statements reflect adequate reserves for Product design and warranty claims and other damages in connection with any Product manufactured, sold, distributed, shipped or licensed, or service rendered, by AOV on or prior to date of Balance Sheet. The accounting records of AOV will reflect adequate reserves for all such claims in connection with Products manufactured, sold, distributed, shipped or licensed, or services rendered by, AOV from date of the Balance Sheet to the Closing Date.

5.22 Books and Records. The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books and the stock record books of AOV are correct and complete and have been maintained in accordance with sound business practices. The minute books of AOV contains true and complete records of all meetings or actions taken by written consent of the stockholders, the board of directors and any committees of the board of directors of AOV, and no meeting or action by written consent in lieu of such meeting, of any such stockholders, the board of directors or committee of such board of directors, has been held for which minutes have not been prepared and not contained in the minute books. All of the books and records of AOV, including minute books, are in the possession of AOV. Current, true and correct copies of the minute books have been provided to MONAKER.

5.23 Suppliers and Customers. Schedule 5.23 sets forth (i) each supplier of material or manufacturing to AOV; (ii) each supplier who constitutes a sole source of supply to AOV; and (iii) each customer that is material to AOV or has contributed in excess of five percent (5%) of AOV's revenues for

the most recent completed fiscal year. The relationships of AOV with each such supplier, manufacturer, and customer are good commercial working relationships. No such supplier or customer has canceled or otherwise terminated or materially modified, or threatened to cancel or otherwise terminate or materially modify, its relationship with AOV. Neither AOV nor the Representing Party has received notice or has reason to believe that any such supplier or customer may cancel or otherwise materially modify its relationship with AOV or limit or reduce its supply of services, supplies or materials to, or its purchases of products, materials, goods or services from, AOV, either as a result of the Merger or otherwise. No supplier or customer of AOV which was a material customer of or supplier to AOV during the prior fiscal year has terminated its relationship with AOV or been terminated by AOV.

5.24 Consultants. AOV has provided MONAKER with a list of the names and addresses of all current and former Consultants of AOV, copies of all Consultant Agreements and other Contracts with AOV and the compensation paid to each Consultant for the past five fiscal years. Except as set forth on Schedule 5.24 there are no suits, actions, claims, inquiries, investigations, legal, administrative or arbitration proceedings pending or, to the knowledge of AOV or the Representing Party, threatened, against or affecting AOV or its directors, managers, officers or employees, including but not limited to the Representing Party, by any Consultant or pending or threatened by AOV against any Consultant. Except as set forth on Schedule 5.24, each Consultant is in compliance with such Consultant's independent consultant agreement with AOV, the related Policies and Procedures and the other rules and regulations relating to AOV's Consultants. Since January 1, 2013, AOV has not received any notice from any Consultant of his or her intention to alter or terminate his or her business relationship with AOV or to compete in any way with AOV.

5.25 Bank Accounts. Schedule 5.25 sets forth the name of each bank, investment, safe deposit company or other financial institution in which AOV has an account, lock box or safe deposit box, a list of each deposit, savings, brokerage, securities or similar account and the names of all persons authorized to draw thereon or have access thereto. All payments made by AOV have been made in the ordinary course through banking channels.

5.26 Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of AOV or the Representing Parties in favor of any Person.

5.27 Loans to or from Directors, Managers, Employees, or Consultants. Except as set forth on Schedule 5.27, AOV has not loaned any monies to or borrowed any monies from, any director, manager or employee of, or consultant to, AOV.

5.28 Arms-Length Merger. Except as set forth on Schedule 5.28, all of the material transactions with any Person by AOV have been conducted on an arms-length basis. Except as set forth on Schedule 5.28: (i) neither AOV nor any director, officer or employee of AOV or its Affiliates has any direct or indirect interest, profit participation or ownership (other than through non-controlling investments in securities of publicly-held corporations) in businesses which are competitors of AOV and (ii) none of AOV or any officer, director or employee of AOV or its Affiliate is an Affiliate of any Person that has a material business relationship with AOV.

5.29 Completeness of Disclosure.

(a) No representation or warranty by AOV or the Representing Party in this Agreement, and no statement made by AOV or either of the Representing Parties in the AOV Disclosure Schedule or any certificate or other document furnished or to be furnished to MONAKER pursuant hereto or in connection with the negotiation, execution or performance of this Agreement or conduct of due diligence, contains any untrue statement of a material fact or omits or will omit to state a material fact

required to be stated herein or therein or necessary to make any statement herein or therein not misleading. Except as specifically set forth in this Agreement or the AOV Disclosure Schedule, there are no facts or circumstances which, to AOV's or the Representing Party's knowledge, could be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) All information provided to MONAKER by AOV and the Representing Party and all replies to the questions or requests for information provided by AOV and the Representing Party and their respective Representatives to MONAKER or its Representatives were when given, and remain, true, accurate and not misleading in all material respects, and there is no fact or matter which makes any such information untrue, inaccurate or misleading in any material respect or the disclosure of which might reasonably be expected to materially adversely affect the willingness of MONAKER to purchase the AOV Assets on the terms set forth in this Agreement.

(c) No investigations by MONAKER, MONAKER's Representatives or any other Person shall reduce or otherwise affect the obligations or liabilities of AOV or the Representing Party with respect to any representations, warranties, covenants, or agreements made herein or in any Ancillary Document executed and delivered in connection with the Merger.

5.30 Brokers or Finders. Other than as set forth on Schedule 5.30, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of AOV or the Sellers.

ARTICLE VI
CONDITIONS PRECEDENT

6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by AOV and MONAKER on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. The AOV Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No (i) temporary restraining order or preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction preventing consummation of the Merger or (ii) applicable federal or state Legal Requirements prohibiting consummation of the Merger (collectively, "Restraints") shall be in effect.

6.2 Conditions to Obligations of AOV. The obligation of AOV to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of MONAKER set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not be material to MONAKER and its Subsidiaries, taken as a whole. AOV shall have received a certificate signed by the Chief Executive Officer of MONAKER, dated the Effective Time, such effect.

(b) Performance of Obligations of MONAKER. MONAKER shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date hereof, there shall not have been any change, event, occurrence or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on MONAKER.

6.2 Conditions to Obligations of MONAKER. The obligation of MONAKER to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of AOV set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not be material to AOV. MONAKER shall have received a certificate signed by the Chief Executive Officer of AOV and the Representing Party, and the dated the Effective Time, such effect.

(b) Performance of Obligations of AOV. AOV shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date hereof, there shall not have been any change, event, occurrence or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on AOV.

(d) Employment Agreement with Jeffrey Idso. MONAKER and Jeffery Idso shall have executed an Employment Agreement, effective as of the Effective Date, upon terms and conditions satisfactory to MONAKER.

(e) Debt Settlement. The debts owed to each of Ryan Air Limited and Mark Travel shall have been settled and the terms thereof and evidence thereof satisfactory to MONAKER shall be provided to MONAKER.

(f) Options, Warrants and Convertible Debt. AOV will provide MONAKER with evidence of the termination of all outstanding options, warrants and convertible debt of AOV.

6.3 Frustration of Closing Conditions. Neither AOV nor MONAKER may rely on the failure of any condition set forth in this Article to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, to the extent required by and subject to Articles VII and VIII below.

ARTICLE VII
COVENANTS OF THE PARTIES

7.1 Access to Information. Until the Closing, AOV and the Representing Party shall:

(a) Furnish to MONAKER and each of its Representatives all financial, operating, and other data and information concerning the Business and the Assets that its Representatives shall from time to time reasonably request;

(b) Afford MONAKER and each of its Representatives reasonable access during regular business hours to the offices, properties, books, records, contracts, and documents (including Tax Returns filed and those in preparation) of AOV; and

(c) Give MONAKER and each of its Representatives the opportunity to ask questions of, and receive prompt answers from, AOV's Representatives.

7.2 Consents. AOV and the Representing Party will use their best efforts to obtain all consents and approvals required under any contract to which either AOV is a party or by which will use best efforts to obtain AOV Stockholder Approval within twenty (20) days of the Effective Date of this Agreement. AOV shall promptly notify MONAKER of any failure or prospective failure to obtain any such Consent and, if requested, shall provide to MONAKER copies of the Consents obtained by AOV. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, or any claim or right or any benefit arising there under or resulting there from, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of MONAKER or AOV there under. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of AOV there under so that MONAKER would not in fact receive all such rights, MONAKER shall have the right to terminate this Agreement, and if requested by MONAKER, AOV will cooperate with MONAKER in any arrangement designed to provide for MONAKER the benefits under any of such contracts, including, without limitation, enforcement for the benefit of MONAKER of any and all rights of AOV against a third party thereto arising out of the breach or cancellation by such third party or otherwise; and any transfer or assignment to MONAKER by AOV of any contract which shall require the consent or approval of any third party, shall be made subject to such consent or approval being obtained.

7.3 Regulatory Approvals and Filings. Each Party covenants and agrees to use its best efforts to promptly prepare and file all necessary permits, consents, approvals, and authorizations, and make all filings, with all Governmental Entities and all other Persons necessary or advisable to consummate the Merger. The Parties will cooperate with each other and their Representatives in the preparation of any documents or other materials that may be required by any Government Entity to consummate the Merger.

7.4 Cooperation. AOV, the Representing Party, and MONAKER shall consult with each other prior to making any filing with any Governmental Entity in connection with the Merger and promptly after each such filing provide the other with a copy thereof.

7.5 Public Announcements. Neither MONAKER, AOV nor the Representing Party nor any of their respective Affiliates or Representatives, shall issue any press releases or otherwise make any public statements with respect to this Agreement and the Merger without the prior written consent of the other Parties (such consent not to be unreasonably conditioned, withheld or delayed); provided that MONAKER may, without such approval, make such press releases or other public announcement, including, but not limited to, oral statements, as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities Laws, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each of the Parties may make internal announcements to their respective employees after the Closing Date that are consistent with the Parties' prior public disclosures regarding the Merger.

7.6 Board Seat. Immediately after the Closing of the Merger contemplated in this Agreement, MONAKER shall increase the size of its board of directors and a nominee chosen by the Representing Party shall be elected to fill the newly created vacancy.

ARTICLE VIII
COVENANTS OF AOV AND THE REPRESENTING PARTY

8.1 Third Party Consents. If any required Consent cannot be obtained prior to the date hereof and such requirement has not been waived by MONAKER, AOV and the Representing Party will cooperate as reasonably necessary with MONAKER to obtain such Consent as soon as practical following the Closing.

8.2 Right of First Refusal. If the Representing Party desires to sell in excess of 100,000 shares of the common stock of MONAKER in a single transaction or in one or more related transactions at any time when the daily trading volume of the stock is less than 20,000 shares, then prior to selling any such shares, he shall submit a written offer to MONAKER for MONAKER to acquire such shares at the market price of such shares on the date of such offer. MONAKER shall have five (5) days in which to notify the Representing Party of its intent to exercise such right of first refusal and the closing of such sale shall occur within ten (10) days of such notification. If MONAKER does not exercise such right of first refusal then the Representing Party shall be free to sell such shares in the open market in accordance with all applicable laws.

8.3 Ordinary Course. AOV and each of its Subsidiaries shall conduct their businesses in the ordinary course of business consistent with past practice in all material respects.

8.4 Negative Covenants. AOV shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(a) Cause, permit or propose any amendments to its Charter Documents or any of its Subsidiary Charter Documents;

(b) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(c) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries;

(d) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of AOV Capital Stock, or any securities convertible into shares of AOV Capital Stock, or subscriptions, rights, warrants or options to acquire any shares of AOV Common Stock or any securities convertible into shares of AOV Common Stock, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights;

(e) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any

Person or division thereof, or otherwise acquire or agree to acquire any assets or (B) otherwise make any capital expenditure, or commit to make any capital expenditure;

(f) Sell, lease, transfer, license, mortgage, pledge, permit to become subject to Liens or otherwise dispose of any properties or assets of AOV;

(g) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of AOV or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person (other than of any wholly-owned Subsidiary of it);

(h) Make any loans, advances or capital contributions to, or investments in, any other Person;

(i) amend, modify or terminate, or waive, release or assign any rights under, any AOV Material Contract, or (B) enter into any Contract which, if in effect on the date hereof, would have been required to be disclosed as an AOV Material Contract;

(j) enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or materially alter, amend or modify, or violate or terminate any of the terms of any AOV Lease;

(k) Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against AOV or any Subsidiary other than to enforce or preserve its rights under this Agreement;

(l) Except as required by GAAP, make any change in its methods or principles of accounting;

(m) Make any Tax election (other than elections made in connection with the filing of AOV's federal and state Tax returns, which elections will not, individually or in the aggregate, materially increase AOV's Tax liability) or Tax accounting method change, settle or compromise any material income Tax liability or consent to any extension or waiver of any limitation period with respect to any Tax;

(n) Adopt or amend any employee benefit plan, policy or arrangement, or stock option plan, or enter into any employment contract or collective bargaining agreement, or pay any bonus or special remuneration (cash, equity or otherwise) to any director or employee (including rights to severance or indemnification) of its directors, officers, employees or consultants;

(o) Grant any severance or termination pay (cash, equity or otherwise) to any officer, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(p) Hire or terminate any Employee, or increase or make any other change that would result in increased cost to AOV to the salary, wage rate, employment status, title or other compensation (including equity-based compensation) payable or to become payable by AOV or any Subsidiary to any AOV Employee;

(q) Adopt a plan of complete or partial liquidation or dissolution, or commence or agree to commence any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of itself or any of its Subsidiaries; or

(r) take, commit, or agree in writing or otherwise to take, any of the actions described in each of the above clauses of this 0.

8.5 Acquisition Proposals.

(a) No Solicitation. AOV agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' Employees, stockholders, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, "Representatives") to not, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating any Acquisition Proposal or transaction contemplated thereby. AOV and its Subsidiaries, will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, AOV shall, subject to any existing confidentiality obligation with the party making such request or inquiry, provide MONAKER with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

(c) Responsibility of Representatives. AOV hereby agrees to be responsible for the breach of this 0 by any of its Representatives.

(d) Other Actions. AOV shall use its best efforts not to, and shall use its best efforts not to permit any of its respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of AOV set forth in this Agreement that is qualified as to materiality or Material Adverse Effect becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect, or (iii) any condition to the Merger set forth in 0 not being satisfied.

ARTICLE IX
INDEMNIFICATION

9.1 Indemnification of the Parties. Each of the Representing Party and MONAKER shall indemnify and hold harmless the other Party and their respective officers, directors and shareholders (each an "Indemnified Party"), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims") suffered by such Indemnified Party resulting from or arising out of any: (i) inaccuracy in or breach of any of the representations or warranties made by the other Party at the

time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date; (ii) breach or non-fulfillment of any covenants or agreements prior to the Closing Date, made by that Party prior to Closing; (iii) misrepresentation made by a Party, in each case as made herein or in the Schedules or Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by said Party hereto or in connection with the Merger or in the due diligence and negotiations of this Agreement; and (iv) any Claim not expressly assumed by the other Party as herein provided, including Excluded Liabilities or obligations of any Party for severance payments and share purchase and option payments.

9.2 Indemnification Procedures for Third-Party Claim.

(a) Upon obtaining knowledge of any Claim by a third party that has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the Indemnified Party shall give written notice ("Notice of Claim") of such claim or demand to the Indemnifying Party, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 9.2(b) hereof, no failure or delay by an Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Indemnified Parties' ability to defend against, settle or satisfy any Claims for which the Indemnified Party is entitled to indemnification hereunder.

(b) If the claim or demand set forth in the Notice of Claim given by an Indemnified Party pursuant to Section 9.2(a) hereof is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) days after the date on which the Notice of Claim is delivered to notify the Indemnified Party in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall make available to the Indemnifying Party and their agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand at the Indemnifying Parties expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Indemnifying Parties could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the fees and expenses of such counsel. If the Indemnifying Parties do not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Parties' expense, to defend such third party claim or demand; provided, however, that: (i) such Indemnified Party shall not have any obligation to participate in the defense of or defend any such third party claim or demand; (ii) such Indemnified Party's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Parties under the agreements of indemnification set forth in this Article VIII; and (iii) such Indemnified Party may not settle any claim without the consent of the Indemnifying Parties, which consent shall not be unreasonably withheld or delayed.

(c) Except for third party claims being defended in good faith, the Indemnifying Parties shall satisfy its obligations under this Article VIII in respect of a valid claim for indemnification hereunder that is not contested by the Indemnified Party in good faith in cash payable to the Indemnified Party within thirty (30) days after the date on which Notice of Claim is delivered.

9.3 Indemnification Procedures for Non-Third Party Claim. In the event any Indemnified Party should have an indemnification claim against the Indemnifying Parties under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Parties in writing and in reasonable detail. The failure by any Indemnified Party to so notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any liability that it may have to such Indemnified Party, except to the extent that Indemnifying Parties have been actually prejudiced by such failure. If the Indemnifying Parties do not notify the Indemnified Party within fifteen (15) business days following its receipt of such notice that the Indemnifying Parties dispute such claim, such claim specified by the Indemnified Parties in such notice shall be conclusively deemed a liability of the Indemnifying Parties under this Article IX and the Indemnifying Parties shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined. If the Indemnifying Parties dispute his or her liability with respect to such claim in a timely manner, the Indemnifying Parties and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be submitted to a court of law.

9.4 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and remain in full force and effect for 24 months; provided that the representations and warranties in Section 4.1, 4.2, 4.3, 4.4, 5.1, 5.2, 5.3, 5.4, 5.6 and 5.15 and Article VI shall survive indefinitely.

ARTICLE X
CONFIDENTIALITY AND NON-COMPETITION

10.1 Confidentiality. At all times after the Closing Date, AOV and the Representing Party shall retain in strictest confidence, and shall not use for its benefit or for the benefit of others all confidential information comprising or related to the Assets described in this Agreement including, without limitation, the technology, know-how, trade secrets, customer lists transferred hereby to MONAKER, pricing policies, marketing plans or strategies, product development techniques or plans, or technical processes, designs and design projects respecting the Business.

10.2 Non-Competition.

(a) (i) For a period of one (1) year from and after the Closing Date, neither AOV, the Representing Party nor its officers or directors shall, directly or through another person or another entity: (x) engage in a business or enterprise (either as proprietor, partner, employee, agent, consultant, or controlling stockholder) that qualifies as a business that competes with MONAKER's Business or (y) solicit or attempt to solicit sales or licenses of any competing businesses, interfere with, or disrupt or attempt to disrupt the relationship (contractual or otherwise) between AOV, MONAKER and their customers, suppliers, agents, consultants, officers or employees relating to the Product; and (ii) the Representing Party agrees to the confidentiality and non-competition provisions set forth in his or respective Employment Agreements.

(b) It is the desire and intent of the parties that the provisions of this Section 10.2 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 10.2 shall be adjudicated to be invalid or unenforceable in any jurisdiction, this Section 10.2 shall be deemed amended to delete there from such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this subsection (b) in the particular jurisdiction in which such adjudication is made. AOV and the Representing Party agrees that it would be difficult to measure the damages to MONAKER from the breach by of the provisions of this Section 10.2, that injury to MONAKER from such breach would be impossible to calculate, and that monetary damages would therefore be an inadequate remedy; accordingly, AOV/IDSO GROUP agrees that MONAKER shall be entitled, in addition to all other remedies it might have, to injunctions or other appropriate orders to restrain any such breach without showing or proving any actual damages. Nothing herein shall be construed as prohibiting MONAKER from pursuing any other remedies for such breach or threatened breach.

(c) The undertakings and covenants of the AOV and the Representing Party contained in this Section 10.2 are an integral part of the transactions set forth in this Agreement and the consideration paid by MONAKER pursuant to this Agreement shall be consideration not only for the Assets but also for such undertakings and covenants.

ARTICLE XI
MISCELLANEOUS

11.1 Reasonable Efforts. Subject to the conditions of this Agreement, each of the parties shall use the efforts that a reasonable person would make so as to achieve that goal as expeditiously as possible to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws to consummate the Merger contemplated by this Agreement as promptly as practicable including but not limited to: (i) taking such actions as are necessary to obtain any required approval, consent, ratification, filing, declaration, registration, waiver, or other authorization and (ii) satisfying all conditions to Closing at the earliest possible time.

11.2 Transaction Costs. Each party shall pay its own fees and expenses (including without limitation the fees and expenses of its representatives, attorneys, and accountants) incurred in connection with negotiation, drafting, execution, and delivery of this Agreement. MONAKER shall bear all costs of audits if those become necessary as a condition of Closing.

11.3 Assignment. No party may assign any of its rights or delegate any performance under this Agreement except with the prior written consent of the other party.

11.4 Binding. This Agreement binds, and inures to the benefit of, the parties and their respective permitted successors and assigns.

11.5 Governing Law. The laws of the State of Florida (without giving effect to its conflict of laws principles) govern all matters arising out of this Agreement, including without limitation tort claims.

11.6 Entirety of Agreement. This Agreement, and any material or other Agreements incorporated herein by reference, constitute the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, if any.

11.7 Further Assurances. Each of AOV, the Representing Party, and MONAKER shall execute and deliver such additional documents and instruments and perform such additional acts as the other party may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the Merger contemplated hereby, and to effectuate the intent of this Agreement.

11.8 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, any of this Agreement must be brought against any of the parties in the courts of the State of Florida, or, if it has or can acquire jurisdiction, in the United States District Court for Palm Beach County, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Nothing in this Section 11.8, however, affects the right of any party to serve legal process in any other manner permitted by law. All references to a time of day in this Agreement are references to the time in the State of Florida.

11.9 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

11.10 Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

11.11 No Third-Party Rights. Nothing expressed or referred to in this Agreement gives any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

ARTICLE XII

TERMINATION, AMENDMENT AND WAIVER

12.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the AOV Stockholder Approval: by mutual written consent of AOV and MONAKER;

(b) by either AOV or MONAKER:

(i) if the Merger shall not have been consummated by November 15, 2015 (the "Outside Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 1.01(f)(i) shall not be available to any party that is then in breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement;

(ii) by AOV if MONAKER shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in 0 or (b), and (B) is incapable of being cured by MONAKER or is not cured by MONAKER within 60 days following receipt of written notice from AOV of such breach or failure to perform; or

(iii) by MONAKER, if AOV shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this

Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in 6.2 or (b), and (B) is incapable of being cured by AOV or is not cured by AOV within 60 days following receipt of written notice from MONAKER of such breach or failure to perform.

12.2 Effect of Termination. In the event of termination of this Agreement by either AOV or MONAKER as provided in 0, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of AOV or MONAKER, this 0 and any other provisions shall survive such termination, and except to the extent that such termination results from the knowing and intentional material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such termination shall not relieve any party of any liability or damages resulting from its knowing and intentional material breach of this Agreement or fraud. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.12.3 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of 0, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

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The undersigned are signing this Agreement on the date stated in the introductory clause.

MONAKER GROUP, INC.

By: ______________________
Name: Bill Kerby
Title: Chief Executive Officer

AOV HOLDINGS, INC.

By: ______________________
Name: Bill Kerby
Title: Chief Executive Officer

ALWAYSONVACATION, INC.

By: ______________________
Name: Jeffrey Idso
Title: Chief Executive Officer

REPRESENTING PARTY

____
Jeffery Idso

SCHEDULE 3.6

CONVERSION RATIO

For every one share of AOV stock the shareholder will receive .012667 shares of Monaker stock. For every 78.945 shares of AOV stock, the AOV shareholder will received 1 share of Monaker stock.

AlwaysOnVacation Share Classes	**AlwaysOnVacation to Monaker Conversion Ratio**
Common	78.945 to 1
Series A Preferred	78.945 to 1
Series B Preferred	78.945 to 1
Series C Preferred	78.945 to 1
Series D Preferred	78.945 to 1